Exhibit 99(a)

FOR IMMEDIATE RELEASE
NOVEMBER 22, 1995


     MAHWAH, NJ -- HUBCO, Inc. the eighth largest commercial banking company headquartered in New Jersey, today announced that it has entered into an agreement to acquire the three New Jersey branches of Crossland Federal Savings Bank. The branches are located in Cliffside Park, Fords, and Rahway, New Jersey. The aggregate deposits of the branch offices are approximately $69 million and a premium of approximately 5% will be paid. The Cliffside Park branch is within one block of an existing Hudson United Bank branch while Fords and Rahway both represent new contiguous markets for HUBCO.